Exhibit 99.1

R&G Financial Announces Authorization to Make August Dividend Payments

San Juan, Puerto Rico, July 28, 2006 — R&G Financial Corporation (NYSE: RGF), a Puerto Rico chartered bank holding company, announced today that it has requested and received regulatory permission to pay its dividend obligations for August on its four outstanding series of preferred stock and three of its trust preferred securities issues, which have payments due in August. Regulatory approvals are necessary as a result of the Company’s previously-announced agreements with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

RGF, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries R-G Premier, R-G Crown, its Florida-based federal savings bank, R&G Mortgage Corporation, Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2005, the Company operated 34 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 63 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier’s banking branches.